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Exhibit 5.4

[LETTERHEAD OF O'MELVENY & MYERS LLP]

June 8, 2011

AMC Entertainment Inc.
920 Main Street
Kansas City, Missouri 64105

  Re:
  Registration of 9.75% Senior Subordinated Notes due 2020 of AMC Entertainment Inc.

Ladies and Gentlemen:

        We have acted as special District of Columbia counsel to Club Cinema of Mazza, Inc., a District of Columbia corporation (the "D.C. Guarantor"), and as special California counsel to Loews Citywalk Theatre Corporation, a California corporation (the "California Guarantor" and together with the D.C. Guarantor, the "Guarantors") in connection with (i) the Registration Statement on Form S-4 (as amended, the "Registration Statement") (File No. 333-171819) of AMC Entertainment Inc., a Delaware corporation (the "Company"), relating to the registration under the Securities Act of 1933, as amended, of $600,000,000 in aggregate principal amount of the Company's 9.75% Senior Subordinated Notes due 2020 (the "Notes") and (ii) the joint and several guarantees (the "Guarantees") of the Notes by each of the Guarantors.

        At your request and in our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate, including the Registration Statement and the Guarantees. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

        On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the execution, delivery and performance by each Guarantor of its Guarantee has been duly authorized by all necessary corporate action on the part of such Guarantor, and such Guarantee has been duly executed and delivered by such Guarantor.

        The law governed by this opinion letter is limited to the present federal law of the United States and the present law of the states of California and the District of Columbia. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

        We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Respectfully submitted,
/s/ O'MELVENY & MYERS LLP

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  Exhibit 5.4